Exhibit 14

Code of Business Conduct and Ethics

The Board of Directors expects Southern Peru Copper Corporation (“SPCC”) directors, as well as officers, including the Chief Executive Officer, the Chief Financial Officer, the Comptroller, and employees, including the persons performing accounting or financial functions, to act ethically at all times and to acknowledge their adherence to the Company’s corporate policies.  The Board (or a committee thereof) will not permit any waiver of any ethics policy for any director or executive officer unless it has been determined that it does not affect the interests of the Company or its stockholders.  Waivers will be promptly disclosed as required by applicable law and regulation.  If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chief Executive Officer and the other directors.  If a significant conflict exists and cannot be resolved, the director should resign.  All directors should recuse themselves from any discussion or decision affecting their personal, business or professional interests.  The Board (or a committee thereof) shall resolve any conflict of interest question involving the Chief Executive Officer, the President or a senior or executive vice president, and the Chief Executive Officer shall resolve any conflict of interest issue involving any other officer of the Company.

This Code applies to all domestic and international offices and subsidiaries of the Company.

The Company’s principal ethical requirements of directors, officers and employees can be summarized as follows:

•                  Obey the applicable laws, rules and regulations governing SPCC’s business conduct worldwide, including insider trading laws.  Insider trading is both unethical and illegal and carries potential criminal and civil penalties.

•                  Be honest, fair, ethical and trustworthy in all your SPCC activities and relationships.

•                  Avoid all conflicts of interest between work and personal affairs.  All conflicts between a personal and professional relationship, whether actual or apparent, should be handled in an ethical manner.

•                  Foster an atmosphere in which fair employment practices extend to every member of the diverse SPCC community.

•                  Strive to create a safe workplace and to protect the environment.

•                  Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplified by all employees.

•                  Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

•                  Employees, officers and directors should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

•                  Each employee, officer and director must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

•                  All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the company’s profitability. All Company assets should be used for legitimate business purposes.

•                  All employees, officers and directors must endeavor to comply with the Company’s other corporate policies, including the policy on Conflicts of Interest, Political Contribution, Other Payments, and Proper Accounting Procedures, and the Principles and Values of the Company.

•                  The Company adheres to disclosure and reporting standards that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the Securities and Exchange Commission (“SEC”), the New York Stock Exchange and equivalent authorities in Peru, as well as in other public communications that it regularly makes.  The Chief Executive Officer, the Chief Financial Officer, the Comptroller, the Treasurer, and the persons performing accounting or financial functions are responsible to ensure compliance with these standards.

•                  The Company encourages the reporting of any illegal or unethical behavior and violations of this Code and other Company policies.  Directors should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee, or a member of the Audit Committee.  The Vice-President-Legal and General Counsel is the Company officer responsible for the Company-wide understanding and adherence to the Company policies, including compliance with this Code.  Employees should report immediately any concerns or violations of the Company policies, including this Code, to any one of the following:

•                  Supervisor

•                  Plant Manager

•                  Department Head

•                  Director of Legal Affairs and Assistant Secretary

•                  Director of Comptroller and Finance

•                  Comptroller

•                  Treasurer

•                  General Counsel, Vice President, Legal and Secretary

•                  Vice President, Finance

•                  President

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding assumed improper activities related to suspected misconduct, illegal activity or fraud, including allegations of questionable accounting, internal accounting controls or auditing matters or other suspected violations of applicable laws or of the Company’s corporate policies and codes of conduct.

The Company will conduct periodic compliance reviews concerning its policies, including requiring certifications of compliance with the Company’s policies, including compliance with this Code.  Violations will be investigated by the Company, by the Board of Directors, the Audit Committee or the person designated by the Board of Directors or the Audit Committee.  Appropriate action, including corrective action, will be taken by the Company to enforce compliance with its corporate policies, including compliance with this Code.  The Company expects that the Company policies will be followed.  Any failure to comply with them may result in censure, reassignment, demotion, dismissal or other legal action.

•                  The Company prohibits any director, officer or employee from retaliating or taking any adverse action against anyone for raising or helping to resolve a conflict or an integrity concern.  The Company prohibits any retaliation against any employee or any other person because that employee or person assisted or participated in disclosure of the type contemplated in this Code or in a proceeding that has been filed or is about to be filed relating to alleged fraudulent activities or violations of the SEC rules and regulations.  Forms of prohibited retaliation include, but are not limited to, discharge, suspension, threats, blacklisting, denial of benefits, harassment or other discrimination.  For the Company to effectively implement this policy, it is critical that all employees or other persons respond to and report any concerns of retaliatory behavior.  If an employee or other person believes that he or she has been subject to retaliation because he or she has taken any of the actions listed above, such party should report such conduct to his or her supervisor, if appropriate, or directly to the Audit Committee.  Retaliation complaints submitted to the Audit Committee shall be handled in accordance with the procedures established by the Audit Committee for the receipt, retention, and treatment of complaints, including those related to suspected misconduct, illegal activity or fraud.  The Company will review promptly any complaint of retaliatory or other improper behavior.  Complaints and investigations will be handled in a confidential manner, consistent with any corrective action that needs to be taken by the Company.

•                  Employees should be aware that they can personally be subject to criminal liability if they knowingly make a false entry or alter, destroy, conceal or falsify documents or other items with the intent to impede, obstruct or influence any investigation of alleged improper activity or if they alter, destroy or conceal a record, document or object or attempt to do so with the intent to impair the document’s integrity or availability for an official government proceeding.  Employees should retain documents or other items that relate to any investigation or other matter that is pending with a government department or agency.  If an employee receives a request concerning the alteration, concealment or destruction of a document, which the employee believes is not proper, the employee should contact his or her supervisor, if appropriate, or directly contact a member of the Audit Committee.

Additionally, the Company adopts the internal rules of conduct for directors, officers and employees contained in Article 13 of CONASEV Resolution 107 — 2002 — EF/94.10 and authorizes management to prepare a detailed procedure for safeguarding privileged or confidential information and preparing and/or communicating important events pursuant to Appendix II of the aforementioned CONASEV regulations.  Management is also authorized to describe the functions and responsibilities of the individuals responsible for the preparation and/or communication of important events to CONASEV and/or the Lima Stock Exchange and to communicate said rules of conduct to CONASEV and/or the Lima Stock Exchange.

Approved by the Board of Directors on October 21, 2004.